[NASDAQ letterhead]


Sent via Facsimile and Overnight Commercial Courier

January 21, 2004

John F. Kearney, Esq.
Blank Rome LLP
600 New Hampshire Avenue, NW
Washington, D.C.  20037

Re:  Virbac Corporation (Symbol: VBACE)
        Nasdaq Listing Qualifications Panel
         Decision NQ 4532N-03

Dear Mr. Kearney:

This is to inform you that, pursuant to the December 18, 2003 oral hearing before a Nasdaq Listing Qualifications Panel (the "Panel") a determination has been made in the matter of Virbac Corporation (the "Company") and its request for continued inclusion on The Nasdaq National Market pursuant to an exception to the filing requirement, as set forth in Nasdaq Marketplace Rule 4310(c)(14).

After a careful review of the entire record, the Panel relied upon the following information in reaching its determination. The Company develops, manufactures, markets, distributes and sells a variety of pet products focusing on dermatological, parasiticide and dental products. By press release dated November 12, 2003, the Company announced that its independent auditors, PricewaterhouseCoopers LLP ("PWC"), has raised questions regarding the Company's revenue recognition and inventory accounting practices and, in response thereto, the Company's audit committee had retained outside counsel to conduct an internal investigation into the issues raised by PWC. As a result, the Company disclosed that it would not timely file the Form 10-Q for the quarter ended September 30, 2003, which was to be filed with the Securities and Exchange Commission (the "SEC") by no later than November 14, 2003.1 The filing has not yet been made. Based upon the Company's disclosure, Nasdaq halted trading in the Company's securities effective November 13, 2003 pursuant to a request for additional information. To date, trading remains halted. In addition, on November 17, 2003, Nasdaq notified the Company that its securities were subject to delisting based upon the filing delinquency. On November 21, 2003, the Company requested a hearing, which stayed the delisting.

By press release dated November 24, 2003, the Company announced that, based upon preliminary results of the internal inquiry, it would likely issue revised financial statements for the fiscal years ended December 31, 2001 and 2002 and quarters ended March 31, and June 30, 2003. By letter to Nasdaq dated December 2, 2003, the Company represented that the audit committee had retained the law firm of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps") to conduct an inquiry, in consultation with PWC, as to the appropriateness of the Company's revenue recognition practices and internal controls over its financial reporting. At that time, the Company indicated that it was not in a position to estimate the amounts by which it prior financial statements might be restated, although it planned to announce such estimates by the end of December 2003. By press release and Form 8-K dated December 18, 2003, the Company announced preliminary result for the nine month period ended September 30, 2003 and estimated restatements for the periods discussed above. The Company also announced that Thomas L. Bell had taken a voluntary leave of absence from his positions as Chief Executive Officer and director at the Company pending the completion of the audit committee's inquiry.

The Company expects to report restated net revenue of approximately $56,300,000 and $62,000,000 for the fiscal years ended December 31, 2001 and 2002, respectively, as compared with net revenue of $60,000,000 and $63,800,000 as previously reported for the same respective periods. It indicated that it would report restated net income of approximately $400,000 and $2,100,000 for the fiscal years ended December 31, 2001 and 2002, respectively, as compared with net income of $1,300,000 and $3,400,000 as previously reported for the same respective periods. The Company also estimated that its revised statements for the six month period ended June 30, 2003 would report restated net revenue and net income (loss) of approximately $33,100,000 and $(400,000), respectively, as compared with net revenue and net income of $34,500,000 and $500,000 as previously reported. Finally, the Company expects to report net revenue of approximately $17,200,000 and net income (loss) of $(1,000,000) for the three month period ended September 30, 2003.2

The Company's December 18th press release also provided additional information regarding the preliminary results of the audit committee's investigation. The Company represented that:

         The estimated restatements are the result of several factors, primarily relating to revenue recognition. One principal factor is the reversal of revenues relating to certain products that were subsequently returned or destroyed after their shelf lives had expired. A second significant factor concerns revenue relating to products shipped to a wholesaler at the ends of several fiscal quarters, but held for delivery until several days into the succeeding quarters. The Company has determined that this revenue should have been recorded in the quarter in which the products were actually delivered rather than when they were shipped. A third significant contributor relates to certain shipments that should have been accounted for as consignments of the product, with the revenue recorded as of the time of payment rather than at the time of shipment. The first and second contributors related to the Company's veterinary division: the third relates to its PM Resources division. Other, less significant factors also contributed to the estimated restatements.

         The foregoing estimated restatements will result in a cumulative reduction in revenues of $7.5 million and a cumulative reduction in net income of $3.1 million from amounts previously reported for the two years and six months ended June 30, 2003. Of these amounts, $4.3 million of the cumulative reduction in revenues and $1.3 million of the cumulative reduction in net income are the result of timing differences in revenue recognition, as a result of which corresponding amounts are expected to be recognized in periods subsequent to June 30, 2003.

At the hearing, the Company represented that the audit committee hoped to complete the internal inquiry by mid-January 2004 at which time PWC would begin its audit work, which would include a review of the Company's financial statements for the quarter ended September 30, 2003. The Company stated that it would file the delinquent Form 10-Q and any necessary restatements as promptly thereafter as possible, but did not provide an estimate with respect to timing. The Company also indicated at that time it might require an extension to file the Form 10-K for the fiscal year ended December 31, 2003, which must be filed with the SEC by no later than March 31, 2004.

By letter dated January 15, 2004, the Company provided an update regarding the status of the investigation and an estimated timeline for the filing of the delinquent Form 10-Q and restatements. It stated that, based upon discussions with the audit committee and PWC, it anticipates completion of the internal inquiry and presentation of an investigatory report to the audit committee by Skadden Arps by January 22nd, review and assessment of said report by PWC by January 30th, initiation of audit work for fiscal 2003 by PWC by February 6th, completion of the 2003 audit and filing of restatements and the delinquent Form 10-Q for the quarter ended September 30, 2003 by February 28th, and filing of the Form 10-K for the fiscal year ended December 31, 2003 by March 31, 2004. The Company cautioned, however, that a number of variables could impact the Company's estimated timing, particularly the ultimate results of the audit committee's investigation.

Panel Decision

The Panel was of the opinion that the Company failed to present a definitive plan that will enable it to evidence compliance with the filing requirement within a reasonable period of time and to sustain compliance with all requirements for continued listing on The Nasdaq National Market over the long term. The Panel noted that the Company has not yet filed the Form 10-Q for the quarter ended September 30, 2003 or any restatements due to the audit committee's investigation, which has not yet been completed, and will require an additional 45 days to do so. The Panel also expressed concern regarding the revenue recognition and internal control questions that precipitated the audit committee's investigation. The Panel noted that the reporting requirements serve a valuable function by ensuring that the investing public has timely access to all material financial information, and that such information has been audited and/or reviewed consistent with the applicable auditing standards and the federal securities laws. The Panel also noted that without complete, accurate, and publicly-filed audited financial statements, it is unable to evaluate the extent of the Company's compliance with Nasdaq's continued listing standards. Based on the foregoing, he Panel determined to delist the Company's securities from The Nasdaq Stock Market effective with the open of business on January 23, 2004.3

The Company's securities will not be immediately eligible to trade on the OTC Bulletin Board because the Company is not current in all of its periodic reporting requirements in accordance with Section 13(a) or 15(d) of the Exchange Act and the Company's securities have not continuously traded on The Nasdaq Stock Market for the 30 calendar days preceding delisting. Although the Company's securities are not immediately eligible for quotation on the OTC Bulletin Board, they may become eligible if a market maker makes application to register and quote the security in accordance with SEC Rule 15c2-11, and such application (a Form 211) is cleared.4 Only a market maker, not the Company, may file a Form 211. In addition, while Nasdaq will include the delisting announcement on the "Daily List," which will be posted on www.Nasdaqtrader.com at approximately 2:00 p.m. on January 22, 2004, news of the delisting may not be deemed publicly disseminated until the Company makes an announcement through a Regulation FD-compliant means of communication. Nasdaq strongly recommends that the Company issue a press release announcing the delisting.

The Company should be aware that the Nasdaq Listing and Hearing Review Council (the "Listing Council") may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss, or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

The Company may also request that the Listing Council review this decision. The request for review must be made in writing and received within 15 days from the date of this decision. Requests for review and a copy of the check must be in writing and faxed to (202) 912-3199, with the original sent to:

                                    Mr. Timothy Larkin Counsel Office of Appeals and Review The Nasdaq Stock Market, Inc. 1801 K Street, N.W. Washington, D.C. 20006

Mr. Larkin can be reached at (202) 912-3021.

Pursuant to Nasdaq Marketplace Rule 4840(b), the Company must submit a fee of $4,000.00 to The Nasdaq Stock Market, Inc. to cover the cost of the review. The Company should send only its payment with the enclosed Appeal Fee Payment Form to:

Regular Mail5                                      Courier/Overnight
The Nasdaq Stock Market, Inc.                      The Nasdaq Stock Market, Inc.
P.O. Box 7777-W0435                         or      W0435
                                            --
Philadelphia, PA  19175-0435                       C/O Melllon Bank, Rm. 3490
                                                   701 Market Street
                                                   Philadelphia, PA  19106

Please be advised that the institution of a review, whether by way of the Company's request or on the initiative of the Listing Council, will not operate as a stay of this decision.

Should you have any questions, please do not hesitate to contact me at (301) 978-8077.

Sincerely,

/s/ Katherine M. Roberson

Katherine M. Roberson
Counsel
Nasdaq Listing Qualificat
--------

1 The Company did not file a Notification of Late Filing on Form 12b-25 with the SEC in connection with the delinquent Form 10-Q.
2 Although subject to restatement, the Company's Form 10-Q for the quarter ended June 30, 2003 reported total assets of $60,905,000 and shareholders' equity of $35,176,000. Revenue and net income for the six month period ended June 30, 2003 totaled $34,515,000 and $534,000, respectively. The Company reported 22,243,650 total shares outstanding and 8,301,463 publicly held shares. The closing bid price for the Company's commons tock on November 12, 2003, the last day of trading prior to the halt, was $8.18 per share; consequently, the market values for the Company's listed securities and publicly held shares were $181,953,057 and $73,135,889, respectively.
3 The Panel's determination is limited to those findings expressly set forth in this decision, which is based solely upon the facts and circumstances of this matter and should not be interpreted as precedent.
4 Pursuant to Marketplace Rules 6530 and 6540, a Form 211 cannot be cleared if the issuer is not current in its filing obligations.
5 Please note that the P.O. Box address will not accept courier or overnight deliveries.